Exhibit 99.1


   Georgia Gulf Reports Second Quarter Net Income of $.90 Per Diluted Share

    ATLANTA, July 29 /PRNewswire-FirstCall/ -- Georgia Gulf Corporation
(NYSE: GGC) reported net income of $29.7 million or $.90 per diluted share on record quarterly sales of $522.3 million for the second quarter of 2004, exceeding record first quarter 2004 sales of $496.7 million. This net income compares favorably to net income of $8.4 million or $.26 per diluted share on sales of $359.1 million for the second quarter of 2003. This improvement was the result of an overall increase in sales volumes and prices, most significantly in vinyl resins and compounds and cumene. These increases outpaced higher raw materials and natural gas costs. In addition, the Company set a record in vinyl resins for quarterly production volumes and surpassed the first quarter record for quarterly sales volumes.
    Second quarter net income increased $11.0 million from the first quarter 2004 net income of $18.7 million or $.57 per diluted share on sales of $496.7 million. The higher net income was primarily the result of increased sales prices for vinyls resins, cumene and phenol, which more than offset higher raw materials and natural gas costs.
    For the six months ended June 30, 2004, net income was $48.5 million or $1.47 per diluted share on sales of $1,019.0 million compared to $6.8 million or $.21 per diluted share on sales of $723.1 million for the same period last year. This increase in net income was a result of overall higher sales prices and volumes, particularly for vinyl resins and compounds and cumene, which more than offset significantly higher raw materials costs.

    Chlorovinyls
    Chlorovinyls operating income of $53.0 million for the second quarter of 2004 increased by $25.4 million compared to operating income of $27.6 million for the second quarter of 2003. Higher sales volumes and prices for vinyl resins and compounds outpaced higher ethylene, chlorine and natural gas costs.
    Comparing sequential quarters, operating income increased from $38.3 million in the first quarter of 2004 to $53.0 million in the second quarter 2004 as a result of higher vinyl resins and compounds sales prices and volumes outpacing higher chlorine and natural gas costs.
    For the six months ended June 30, 2004, operating income increased to $91.4 million from $42.1 million during the same period last year due to higher sales volumes and prices for vinyl resins and compounds, which more than offset higher ethylene and chlorine costs.

    Aromatics
    Aromatics operating income increased to $6.0 million in the second quarter of 2004 from an operating loss of $0.9 million in the second quarter of 2003. The increase was due to significantly higher cumene sales volumes and higher sales prices for cumene, phenol and acetone, which more than offset significantly higher benzene and propylene costs.
    Second quarter 2004 aromatics operating income of $6.0 million increased from the first quarter 2004 operating income of $3.8 million. This was primarily due to higher aromatics sales prices, which outpaced significantly higher benzene costs.
    For the six months ended June 30, 2004, operating income of $9.8 million was an improvement from the operating loss of $2.7 million for the same period last year as a result of significantly higher sales volumes for cumene and higher sales prices for all aromatics products outpacing significantly higher benzene and propylene costs.

    Commentary
    Commenting on the results, Edward A. Schmitt, chairman, president and CEO, said, "Continued strong demand and high industry operating rates have resulted in another quarter of improved earnings, despite increased raw materials costs. Record revenue was again set this quarter and production and sales volumes records were achieved in our vinyl resins business.
    "Looking forward, demand for our products continues to be good, and it will be interesting to see if demand for the third quarter continues at second quarter levels. In addition, third quarter earnings will be affected by our scheduled VCM outage, which is currently underway."

    Conference Call
    Georgia Gulf will host a conference call to discuss second quarter results in more detail at 9:00 AM ET on Friday, July 30, 2004. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://phx.corporate-ir.net/playerlink.zhtml?c=112207&s=wm&e=905349.
Playbacks will be available from noon ET Friday, July 30, to midnight ET Friday, August 6. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 8648338.

    Other
    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.
    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2003 and our subsequent reports on Form 10-Q.

     Contact:  Angie Tickle
               Investor Relations Associate
               770-395-4520

                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

           In Thousands                           June 30,      December 31,
                                                    2004            2003
           ASSETS

           Cash and cash equivalents                $24,083           $1,965
           Receivables                               99,911           86,914
           Inventories                              149,482          124,616
           Prepaid expenses                           3,073            7,043
           Deferred income taxes                      8,368            8,368

              Total current assets                  284,917          228,906

           Property, plant and equipment, net       441,253          460,808

           Goodwill                                  77,720           77,720

           Other assets                              89,752           89,351

              Total assets                         $893,642         $856,785

           LIABILITIES AND STOCKHOLDERS'
            EQUITY

           Current portion of long-term debt           $600           $1,000
           Accounts payable                         180,628          135,680
           Interest payable                           1,817            1,812
           Income taxes payable                         248              -
           Accrued compensation                      14,209           15,058
           Accrued liabilities                       12,007            9,614

               Total current liabilities            209,509          163,164

           Long-term debt, less current portion     361,872          426,872

           Deferred income taxes                    122,495          122,617

           Other non-current liabilities             11,801            7,693

           Stockholders' equity                     187,965          136,439

               Total liabilities and
                stockholder's equity               $893,642         $856,785

           Common shares outstanding                 33,100           32,736

                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                 Three Months Ended    Six Months Ended
                                      June 30,             June 30,
                                   2004      2003       2004      2003
       In Thousands (except per
         share data)

       Net Sales                 $522,272  $359,119  $1,018,959  $723,128

       Operating costs and
        expenses
         Costs of sales           454,683   324,225     900,471   667,052
         Selling and
          administrative           13,991    12,047      28,761    25,953
       Total operating costs and
        expenses                  468,674   336,272     929,232   693,005

       Operating income            53,598    22,847      89,727    30,123
       Interest expense, net       (6,213)   (9,664)    (12,482)  (19,556)
       Income before income
        taxes                      47,385    13,183      77,245    10,567

       Provision for income
        taxes                      17,652     4,743      28,775     3,802

       Net income                 $29,733    $8,440     $48,470    $6,765

       Earnings per share:
         Basic                      $0.91     $0.26       $1.48     $0.21
         Diluted                    $0.90     $0.26       $1.47     $0.21

       Weighted average common
        shares:
         Basic                     32,799    32,232      32,704    32,220
         Diluted                   33,215    32,420      33,070    32,404

                   GEORGIA GULF CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                       Three Months Ended Six Months Ended
    In Thousands                            June 30,          June 30,
                                         2004     2003     2004     2003

     Cash Flows from operating
      activities:
        Net income                      $29,733   $8,440  $48,470   $6,765
        Adjustments to reconcile net
         income to net cash provided
         by (used in) operating
         activities:
           Depreciation and
            amortization                 16,044   15,786   31,815   31,979
           Asset write-off and other
            related charges                 -        -        -        -
           Deferred income taxes            -       (494)    (122)  (1,350)
           Tax benefit related to stock
            plans                         1,336      265    1,336      444
           Stock based compensation         597      403    1,893      702
           Change in operating assets,
            liabilities and other        34,058  (19,979)  12,955  (57,257)
     Net cash provided by (used in)
        operating activities             81,768    4,421   96,347  (18,717)

     Cash flows used in investing
      activities:
        Capital expenditures             (3,380)  (5,933)  (8,859) (11,055)

     Cash flows from financing
      activities:
        Net change in revolving line of
         credit                             -      4,150      -     31,000
        Debt payments related to asset
         securitization                 (35,000)     -    (35,000)     -
        Other long-term debt payments   (30,000)    (150) (30,400)    (300)
        Proceeds from issuance of
         common stock                     4,703      190    5,909      198
        Purchase and retirement of
         common stock                      (197)    (149)    (603)    (245)
        Dividends paid                   (2,646)  (2,595)  (5,276)  (5,189)
     Net cash (used in) provided by
      financing activities              (63,140)   1,446  (65,370)  25,464

     Net change in cash and cash
      equivalents                        15,248      (66)  22,118   (4,308)
     Cash and cash equivalents at
      beginning of period                 8,835    3,777    1,965    8,019
     Cash and cash equivalents at
        end of period                   $24,083   $3,711  $24,083   $3,711

                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                               SEGMENT INFORMATION
                                   (Unaudited)

                                     Three Months Ended    Six Months Ended
                                          June 30,             June 30,
    In Thousands                       2004      2003       2004       2003

     Segment net sales:
        Chlorovinyls                 $369,478  $289,024    $720,149  $593,446
        Aromatics                     152,794    70,095     298,810   129,682
     Net sales                       $522,272  $359,119  $1,018,959  $723,128

     Segment operating income:
        Chlorovinyls                  $53,048   $27,619     $91,368   $42,077
        Aromatics                       5,958      (900)      9,764    (2,671)
        Corporate and general plant
         services                      (5,408)   (3,872)    (11,405)   (9,283)
     Total operating income           $53,598   $22,847     $89,727   $30,123

SOURCE  Georgia Gulf Corporation
    -0-                             07/29/2004
    /CONTACT: Angie Tickle, Investor Relations Associate of Georgia Gulf Corporation, +1-770-395-4520/
    (GGC)

CO:  Georgia Gulf Corporation
ST:  Georgia
IN:  CHM
SU:  ERN CCA MAV